Exhibit 99.1

              PROBEX SUCCESSFULLY CLOSES ON $12.5 MILLION FINANCING

DALLAS, TX, DEC. 4 -- Probex Corp. (AMEX:PRB), an energy technology company, today said that it has closed on a private placement of $12.5 million in principal amount of senior secured convertible notes issued by its wholly owned subsidiary, Probex Fluids Recovery, Inc. The notes will be due in November 2004, are guaranteed by Probex and are convertible into shares of Probex common stock. The monies are expected to be used for general corporate purposes and to pay off a note related to the Company's previously announced acquisition of Specialty Environmental Services, Inc., from the Pennzoil-Quaker State Company.

Probex President and Chief Executive Officer Charles M. Rampacek noted that the financing assists in the continuing engineering and development work leading up to construction of the planned Wellsville, OH, reprocessing facility. Groundbreaking for the Wellsville facility is expected to begin in the first quarter of 2001.

ABOUT PROBEX

Probex is a Dallas-based energy technology company that has developed and patented its environmentally beneficial ProTerra(TM)(TM) lubricating oil technology for reprocessing, purifying and upgrading used motor oils. ProTerra(TM)(TM) has demonstrated unparalleled advantages in the highly economic creation of premium quality base oils capable of meeting new motor oil standards without creation of waste by-products. The goal of Probex is to become the world leader in reprocessing used lubricating oils into premium quality base lube oils through timely commercialization of its ProTerra(TM)(TM) technology.

For  more   information   about   Probex,   visit  the  company's  web  site  at
www.probex.com.

Certain statements contained herein may be considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the company's management, as well as assumptions made beyond information currently available to the company's management, and may be, but not necessarily are, identified by such words as expect, plan, anticipate, target, and goal. Because such "forward-looking statements" are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the company's expectations include financial performance, conditions in the lubricating oil industry, the company's ability to obtain financing for its anticipated acquisitions and plant development, market acceptance of the company's products and technologies, changes in local, national or global economic conditions, and similar variables. Also refer to the cautionary statements contained in the most recent Forms 10-K and 10-Q.